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                                                                     EXHBIT 23.1





                              ACCOUNTANTS' CONSENT




The Board of Directors
Hastings Entertainment, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-60997 and 333-61007) on Form S-8 of Hastings Entertainment, Inc. of our report dated March 16, 1999, relating to the consolidated balance sheets of Hastings Entertainment, Inc. as of January 31, 1998, and 1999, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1999, and the related schedule, which report appears in the January 31, 1999, Annual Report on Form 10-K of Hastings Entertainment, Inc. Our report refers to a change in the method of amortization for rental videos.

                                       /s/ KPMG LLP



Dallas, Texas
April 30, 1999